Exhibit 10.31

EXECUTION VERSION

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT, dated January 25, 2011 (this “Agreement”), is entered into by and among (i) SUMITOMO CHEMICAL COMPANY, LIMITED, a Japanese corporation (kabushiki kaisha) (“Sumitomo”); (ii) THE DOW CHEMICAL COMPANY, a Delaware corporation (“Dow”); (iii) DOW CHEMICAL JAPAN LIMITED, a Japanese corporation (kabushiki kaisha) (“Dow Japan”); (iv) STYRON S.À R.L., a limited liability company formed under the laws of Luxembourg (“Styron Parent”); (v) STYRON HOLDING B.V., a limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (“Styron BV”); (vi) STYRON LLC, a Delaware limited liability company (“Styron LLC”, and together with Styron Parent and Styron BV, the “Styron Parties”); (vii) STYRON JAPAN Y.K., a Japanese limited stock corporation (yugen kaisha) (“Styron Japan”); (viii) STYRON EUROPE GMBH, a limited liability company formed under the laws of Switzerland (“Styron Europe”); and (ix) SUMITOMO DOW LIMITED, a Japanese corporation (kabushiki kaisha) (“SDL”). Each of the foregoing parties is sometimes referred to as a “Party”, and collectively, as the “Parties”.

WHEREAS, Sumitomo and Dow entered into that certain Joint Venture Agreement, dated December 27, 1995 (the “JV Agreement”), for the joint formation and operation of SDL and Dow Kakoh Kabushiki Kaisha, a Japanese corporation (kabushiki kaisha) (“DKK”);

WHEREAS, on March 2, 2010, Dow, Styron LLC, Styron BV and STY Acquisition Corp., a Delaware corporation, which subsequently assigned its rights thereto to Styron Parent, entered into that certain Sale and Purchase Agreement pursuant to which Dow sold all of its interests in Styron LLC and Styron BV to Styron Parent (the “Styron Equity Transfer”);

WHEREAS, in connection with the Styron Equity Transfer, Dow transferred and sold to Styron BV, and Styron BV acquired from Dow, all of the issued and outstanding common stock of SDL held by Dow (the “Shares”) in accordance with the JV Agreement;

WHEREAS, in connection with the Styron Equity Transfer, Dow transferred, and will transfer hereunder, the contracts set forth on Exhibit A hereto (the “Transferred Agreements”, and, together with the Styron Equity Transfer, the “Styron Transaction”) to Styron LLC, Styron BV or their respective Affiliates, as the case may be;

WHEREAS, in light of the Styron Transaction, SDL, Sumitomo, Styron LLC, Styron Japan, Dow and/or Dow Japan, as applicable, desire to terminate the agreements set forth on Exhibit B hereto (the “Terminated Agreements”); and

WHEREAS, in light of the Styron Transaction, Sumitomo and Dow desire to, among other things, (i) make certain amendments to the JV Agreement, including, but not limited to, the deletion of Article III and all other provisions relating to DKK therein, (ii) enter into a separate agreement, concurrently with the execution of this Agreement, that contains certain provisions relating to DKK that were part of the JV Agreement prior to such amendment (the “DKK Agreement”), and (iii) make certain amendments to the Transferred Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties agree as follows:

1. Amendments.

(a) Sumitomo and Dow hereby amend the JV Agreement, as more particularly set forth on Schedule 1(a) attached hereto.

(b) Styron Europe and SDL hereby amend certain surviving provisions of that certain Technology Agreement, dated June 1, 2005, by and between Styron Europe and SDL (the “Technology Agreement”), as more particularly set forth on Schedule 1(b) attached hereto.

(c) Styron Europe and SDL hereby amend that certain Trademark Agreement, dated March 5, 1996, by and between Styron Europe and SDL (the “Trademark Agreement”), as more particularly set forth on Schedule 1(c) attached hereto.

Except as each of the above agreements is amended as set forth in the attached schedules, all of the terms and conditions of the above agreements continue unmodified and remain in full force and effect.

2. DKK Agreement. Concurrently with the execution and delivery of this Agreement, Sumitomo and Dow shall enter into the DKK Agreement, setting forth therein, among other things, certain provisions relating to DKK that were part of the JV Agreement prior to the amendments set forth in Schedule 1(a).

3. Assignment of JV Agreement.

(a) Dow hereby assigns to Styron BV, and Styron BV hereby accepts and assumes from Dow, the JV Agreement, as amended pursuant to Section 1(a) above, and all of Dow’s rights, interests and obligations thereunder. Styron BV hereby agrees to be bound by the terms and conditions of the JV Agreement, as amended pursuant to Section 1(a) above, and hereby assumes each of the obligations of Dow thereunder as if Styron BV had been a signatory to the JV Agreement and had been named therein as a party thereto, in each case, as of the date hereof.

(b) Sumitomo hereby consents to the assignment of the JV Agreement, as amended pursuant to Section 1(a) above, from Dow to Styron BV, provided that, except as expressly provided herein, nothing herein shall modify in any way the rights of Sumitomo under the JV Agreement, as amended, or subject Sumitomo to any obligations, costs, expenses or liabilities to which it would not otherwise be subject.

4. Assignment of Transferred Agreements.

(a) Dow hereby assigns to Styron Europe, and Styron Europe hereby accepts and assumes from Dow that certain Sublicense Agreement and Acceptance, dated April 1, 2000, between Dow and SDL, and all of Dow’s rights, interests and obligations thereunder. Styron Europe hereby agrees to be bound by the terms and conditions of the foregoing Transferred Agreement and hereby assumes each of the obligations of Dow thereunder as if Styron Europe had been a signatory to such Transferred Agreement and had been named therein as a party thereto, in each case, as of the date hereof.

(b) Dow and the Styron Parties represent that, in connection with the Styron Transaction, Dow or its Affiliates, as applicable, assigned, subject to the consent provided for in Section 4(e) below, Dow’s, or Dow’s Affiliate’s, rights, interests and obligations under the (i) Export Sales Agreement, (ii) Secondment Agreement, (iii) Technology Agreement, (iv) Sublicense and Payment Agreement and (v) Trademark Agreement, each described on Exhibit A hereto, to Styron LLC or its Affiliates, as applicable, and Styron LLC, or its Affiliates, as applicable, assumed each of Dow’s, or Dow’s Affiliate’s, obligations thereunder.

(c) Styron LLC and Styron Europe represent that, immediately following the Styron Transaction, Styron LLC assigned Styron LLC’s rights, interests and obligations under the (i) Technology Agreement, (ii) Sublicense and Payment Agreement and (iii) Trademark Agreement, each described on Exhibit A hereto, to Styron Europe, and Styron Europe assumed each of the obligations thereunder.

(d) Each of the parties to the applicable Transferred Agreement hereby agrees that in each of the Transferred Agreements all references to Dow, Dow’s Affiliates, “DOW”, “DCPL” or “TDCC” shall be replaced with references to the applicable Affiliate of the Styron Parties and “STYRON”.

(e) Sumitomo and SDL hereby consent, where applicable, to the assignment of each Transferred Agreement from Dow or its Affiliates, on the one hand, to a Styron Party or its Affiliates, on the other hand, and from Styron LLC to Styron Europe as set forth in Section 4(c) above, and each of the Parties acknowledges and agrees that, except as expressly provided herein, the agreements have not been modified in any way.

5. Termination of Certain Agreements.

(a) Dow and SDL hereby terminate, effective as of the date hereof, each of the following agreements:

(i) that certain Company Name Agreement, dated January 1, 1996, between Dow and SDL; and

(ii) that certain Dow Diamond Trademark Agreement, dated January 1, 1996, between Dow and SDL.

(b) Dow and Sumitomo hereby terminate, effective as of the date hereof, that certain Shareholders Company Name Agreement, dated January 1, 1996, between Dow and Sumitomo.

(c) Styron LLC and SDL hereby agree to terminate, upon the agreement of LG Dow Polycarbonate Limited (“LGDP”) to such termination, effective as of the date of LGDP’s consent, that certain Confidentiality Agreement, dated June 28, 2006, among Styron LLC, SDL and LGDP. Styron LLC and SDL shall use reasonable efforts to secure LGDP’s agreement to such termination.

(d) Dow Japan and SDL hereby terminate, effective as of the date hereof, the following agreements:

(i) that certain Service Agreement, dated January 1, 2006, between Dow Japan and SDL, as amended; and

(ii) that certain Supply Agreement – Bisphenol A, dated April 1, 1997, between SDL and Dow Japan; provided, that Dow Japan agrees to procure Bisphenol-A for SDL on terms consistent with past practice in all material respects until December 31, 2010, or an earlier date mutually agreed by SDL and Dow Japan.

(e) Dow and SDL hereby terminate, effective as of the date hereof, that certain Letter Agreement, dated December 16, 2002, between Dow and SDL regarding “Joint Venture Agreement and Agreement on Tentative Arrangement under the Export Sales Agreement.”

(f) Styron Japan and SDL hereby terminate, effective as of the date hereof, that certain Confidentiality Agreement, dated March 7, 2007, between Dow Japan and SDL.

(g) SDL hereby acknowledges that upon the termination of the Terminated Agreements pursuant to this Section 5, any and all right of SDL to use the name “DOW” and the Dow Diamond design (i.e., ) (together, the “Name and Design”) shall terminate and, inter alia, SDL shall no longer have the right to use the Name and Design as part of its company name “SUMITOMO DOW LIMITED.” SDL shall, as soon as reasonably practicable after the date hereof, file amended articles of incorporation with the appropriate governmental authorities in accordance with applicable Law changing its company name and any other similar company identifier to a company name or any other similar company identifier that does not contain the Name and Design and to supply promptly any additional information, documents and materials that may be reasonably requested by Dow with respect to such filings. Notwithstanding the foregoing, SDL shall have the right to continue using the Name and Design in the conduct of SDL’s business, as operated immediately prior to the Styron Transaction, for a transitional period of 190 days following September 24, 2010. SDL shall ensure that all uses of the Name and Design as provided in this Section 5(h) shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Name and Design were used in SDL’s business prior to the Styron Transaction. Any and all goodwill generated by the use of the Name and Design under this Section 5(h) shall inure solely to the benefit of Dow. In no event shall SDL use the Name and Design in any manner that may reasonably be expected to damage or tarnish the reputation of Dow or the goodwill associated with the Name and Design.

6. Release.

(a) Effective as of the date hereof, Dow and Dow Japan, on behalf of themselves and their Affiliates (as defined below), directors, officers, employees, agents, successors and assigns (collectively, the “Dow Releasors”), hereby generally, irrevocably, unconditionally and completely release and forever discharge Sumitomo, SDL and their respective past, present and future Affiliates, directors, officers, employees, agents, successors and assigns from, and hereby irrevocably, unconditionally and completely waive and relinquish, (i) any and all obligations and liabilities of Sumitomo or SDL and their respective Affiliates arising under or relating to the JV Agreement, as amended, any Terminated Agreement or any

Transferred Agreement and (ii) any and all Claims (as defined below) that any of the Dow Releasors may have had in the past, may now have or may have in the future against Sumitomo or SDL or their respective Affiliates arising under or relating to the JV Agreement, as amended, any Terminated Agreement, any Transferred Agreement or the Styron Transaction. Notwithstanding the immediately foregoing sentence, Sumitomo and SDL are not released from (A) any Claims relating to DKK or (B) any of their obligations and liabilities under, or Claims arising from, this Agreement or the DKK Agreement. Dow shall cause its Affiliates to (x) comply with the terms of this Section 6(a); (y) refrain from bringing any Claims that are the subject of the release set forth in this Section 6(a) against Sumitomo, SDL or any of their respective Affiliates, directors, officers, employees, agents, successors and assigns; and (z) take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law (as defined below), and to execute and deliver such documents and other instruments, as may be required to carry out the provisions of this Section 6(a) and to consummate and make effective the transactions contemplated by this Section 6(a).

(b) Effective as of the date hereof, Sumitomo and SDL, on behalf of themselves and their respective Affiliates, directors, officers, employees, agents, successors and assigns (collectively, the “Sumitomo Releasors”), hereby generally, irrevocably, unconditionally and completely release and forever discharge Dow and its past, present and future Affiliates, directors, officers, employees, agents, successors and assigns (but not including the Styron Parties) from, and hereby irrevocably, unconditionally and completely waive and relinquish, (i) any and all obligations and liabilities of Dow and its Affiliates arising under or relating to the JV Agreement, as amended, any Terminated Agreement or any Transferred Agreement; and (ii) any and all Claims that any of the Sumitomo Releasors may have had in the past, may now have or may have in the future against Dow or its Affiliates arising under or relating to the JV Agreement, as amended, any Terminated Agreement, any Transferred Agreement or the Styron Transaction. Notwithstanding the immediately foregoing sentence, Dow is not released from (A) any Claims relating to DKK or (B) any of its obligations and liabilities under or Claims arising from this Agreement or the DKK Agreement. Sumitomo and SDL shall cause each of their respective Affiliates to (x) comply with the terms of this Section 6(b); (y) refrain from bringing any Claims that are the subject of the release set forth in this Section 6(b) against Dow or any of its Affiliates, directors, officers, employees, agents, successors and assigns (but not including the Styron Parties); and (z) take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other instruments, as may be required to carry out the provisions of this Section 6(b) and to consummate and make effective the transactions contemplated by this Section 6(b).

7. Cooperation. In the event SDL undertakes or decides upon any matter in connection with the JV Agreement or the PC Business (as such term is defined in the JV Agreement) that requires reasonable action or cooperation on the part of any Styron Party or Sumitomo Party (as defined below) or any of their respective, direct or indirect, subsidiaries, each such party shall, and Styron Parent and Sumitomo shall cause their respective, direct or indirect, subsidiaries to, take such reasonable action or cooperate in good faith with SDL in connection with such matter, to the extent any such action or cooperation is necessary, during the term of the JV Agreement.

8. Change of Control.

The Styron Parties, Sumitomo and SDL hereby agree that:

(a) In the event of a Change of Control (as defined below) in any Styron Party or Sumitomo Party (each such Styron Party or Sumitomo Party undergoing a Change of Control, an “Affected Party”), the other party to SDL (the holder of Sumitomo’s common stock of SDL in the event that a Styron Party is the Affected Party and the holder of Styron BV’s common stock of SDL in the event that a Sumitomo Party is the Affected party, the “Option Party”) has the right (“Option”) (i), in the event that the Option Party is a Sumitomo Party, to purchase all, but not less than all, of the common stock of SDL held by the Affected Holder (as defined below), or (ii), in the event that the Option Party is a Styron Party, to purchase all, but not less than all, of the common stock of SDL held by the Affected Holder, in each case on the terms set out in this Section 8. For the purposes of this Section 8 and the definition of “Change of Control”, the term “Styron Party” includes (A) any direct or indirect parent of Styron Parent and (B) any Affiliate of a Styron Party to which Styron BV, or a Styron Party, transfers the common stock of SDL and any direct or indirect parent of such Affiliate.

(b) As soon as practicable, but in no event later than sixty (60) days, following the execution of an agreement that constitutes a Change of Control in the Affected Party, the Affected Party, or, if applicable, its Affiliate, that holds such common stock of SDL (the “Affected Holder”) shall deliver notice to SDL and the Option Party stating (i) that a Change of Control has occurred or may occur, (ii) the Option Price (as defined below), and (iii) that the Option Party may exercise its Option (the “Change of Control Notice”).

(c) If the Option Party desires to exercise its Option, the Option Party shall, within ninety (90) days following its receipt of the Change of Control Notice, notify the Affected Holder of its election to exercise the Option (“Option Notice”) with respect to the Option Shares (as defined below). If the Option Party does not provide notice within such ninety (90)-day period, the Option Party shall be deemed to have waived its Option.

(d) If the Option Party delivers an Option Notice to the Affected Holder pursuant to Section 8(c), the Affected Holder shall sell the Option Shares to the Option Party, and the Option Party shall purchase the Option Shares for the Option Price, free from all liens, charges and encumbrances and third party rights, but together with all rights of any nature attaching to them, including, but not limited to, all rights to any dividends or other distributions declared, paid or made after the date of giving the Option Notice.

(e) The closing of the sale and purchase of the Option Shares pursuant to this Section 8 is to take place at the office of SDL, or at such other place agreed to by the Option Party and the Affected Holder, within sixty (60) days after the date of the Option Notice; provided that such Option Party’s requirement to close such sale and purchase shall be conditioned on the prior occurrence of the Change of Control.

9. Representation of Styron Parties. Each Styron Party and Styron Japan hereby represent and warrant to Sumitomo that the post-closing structure of the Styron Transaction is as set forth on Exhibit C attached hereto.

10. Certain Definitions. For purposes of this Agreement, the following terms have the following definitions.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with, such Person, and (ii) any Person who is a shareholder, director or officer of such Person or of any Person described in clause (i) above. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Option Price” means either (i) the price per Option Share agreed between the selling parent of the Affected Party (the “Affected Parent”) and an independent third party pursuant to a binding bona fide offer from such third party in connection with a Change of Control, (ii), if no such price per Option Share is agreed between the Affected Parent and such independent third party, that portion of the purchase price reasonably allocable to the Option Shares as determined by the Option Party and the Affected Holder through good-faith negotiations or (iii), if the Option Party and the Affected Holder are unable to determine a price within thirty (30) days, the price as determined by an investment banking firm mutually agreed upon by the Option Party and the Affected Holder. Such investment banking firm shall be engaged within sixty (60) days of delivery of the Option Notice.

“Change of Control” means, with respect to any Styron Party or Sumitomo Party, (i) prior to an initial public offering of the ownership interests of such Styron Party or Sumitomo Party, the occurrence of any sale, transfer (whether by operation of law or otherwise) or assignment of any ownership interests in such Styron Party or Sumitomo Party, whether in a single transaction or a series of related transactions, to any third party, in which the holder(s) of such Styron Party’s or Sumitomo Party’s outstanding ownership interests immediately before such sale, transfer or assignment does not, immediately after such sale, transfer or assignment, retain possession, directly or indirectly, of the aggregate ownership interests of such Styron Party or Sumitomo Party representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of such party or (ii), at any time after the initial public offering of the ownership interests of such Styron Party or Sumitomo Party, the occurrence of any third party, whether alone or as part of a “group,” acquiring beneficial ownership of 50% or more on a fully diluted basis of the voting interest of such Styron Party’s or Sumitomo Party’s capital stock; provided, in each case, that neither (a) an internal reorganization in which Styron Parent or Sumitomo, as applicable, retains the power, directly or indirectly, to direct or cause the direction of the management and policies of such Styron Party or Sumitomo Party nor (b) an initial public offering of capital stock on an internationally recognized exchange shall be deemed a Change of Control.

“Claim” means any claim, cause of action, charge, complaint, action, demand, loss, cost, obligation, liability, damage, award, judgment, interest and expense (including, without limitation, any reasonable attorneys’ fees), whether actual or potential, known or unknown, asserted or unasserted, contingent or non-contingent, upon any theory of Law or equity now existing or coming into existence in the future.

“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Option Shares” means, with respect to the exercise of an Option pursuant to Section 8(a)(i) or Section 8(a)(ii), all of the common stock of SDL held by the Affected Holder.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual, trustee, receiver or liquidator.

“Sumitomo Party” means Sumitomo and any Affiliate of Sumitomo to which Sumitomo, or a Sumitomo Party, transfers the common stock of SDL.

11. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

12. Notices. Each Party giving or making any notice, request, claim, demand or other communication hereunder (each, a “Notice”) shall do so in writing. Each Notice shall be given or made (and is deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by facsimile (with a copy simultaneously sent by overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as such Party specifies in a notice given in accordance with this Section 12):

(i) if to Sumitomo:

Sumitomo Chemical Company, Limited

Tokyo Sumitomo Twin Bldg.

27-1, Shinkawa 2-chome

Chuo-ku, Tokyo 104, Japan

Attention: General Manager, Planning and

Coordination Office, Petrochemicals and Plastics

Sector

Facsimile: +81-3-5543-5911

(ii) if to Dow or Dow Japan:

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Facsimile: (989) 638-9397

Attention: Executive Vice President and General Counsel

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile: (212) 848-7179

Attention: George A. Casey, Esq.

(iii) if to Styron Parent, Styron BV, Styron LLC or Styron Japan:

Styron Holding B.V.

Herbert H. Dowweg 5

4542 NM HOEK

Terneuzen, The Netherlands

Facsimile: +31 115-671234

Attention: Curtis Shaw, General Counsel

with a copy to:

Styron LLC

590 Madison Avenue, 18th Floor

New York, NY 10022

Facsimile: +1 (212) 521-4419

Attention: Curtis Shaw, General Counsel

and:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: +1 (212) 446-6460

Attention: Eunu Chun, Esq.

(iv) if to SDL:

Sumitomo Dow Limited

8-8, Nihonbashi-Kabutocho, Chuo-ku

Tokyo, Japan 103-0026

Attention: President

Facsimile: +81-3-5644-4821

13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

14. Assignment. No Party may assign this Agreement or any of its rights hereunder, whether by operation of Law or otherwise, or delegate any performance under this Agreement, in each case without the express written consent of each other Party (which consent may be granted or withheld in the sole discretion of such Parties). Any attempted assignment or delegation without such consent is void.

15. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Parties that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 16.

16. Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in any representation or warranty of any other Party contained herein or in any document delivered by any other Party pursuant hereto; or (c) waive compliance with any of the agreements of the other Parties or conditions to such Parties’ obligations contained herein. Any such extension or waiver is valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition is not to be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder does not constitute a waiver of any of such rights.

17. Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at Law or in equity (including monetary damages), such Party is entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

18. No Third Party Beneficiaries. This Agreement is binding upon and inures solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, confers upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

19. Governing Law; Arbitration. This Agreement and any agreement entered into pursuant to this Agreement (except to the extent provided specifically otherwise in such agreement) is governed by, and interpreted as to all matters, including validity, construction and performance, by and under the laws of Japan. All disputes concerning the construction and performance of this Agreement or agreements entered into pursuant hereto are to be exclusively and finally settled by arbitration in any location in New York, New York, U.S.A. or Tokyo, Japan, as elected by the responding party, under the then current Rules of Conciliation and Arbitration of the International Chamber of Commerce, Paris, France, by three arbitrators appointed in accordance with such rules.

20. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or transmission of a Portable Document Format (.pdf) file) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed is deemed to be an original, but all of which taken together constitute one and the same agreement.

21. Schedules and Exhibits. Unless otherwise expressly stated herein, any reference to a Schedule refers to the applicable Schedule attached hereto, and any reference to an Exhibit refers to the applicable Exhibit attached hereto, with all the Schedules and Exhibits being incorporated herein and made a part of this Agreement by this reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SUMITOMO CHEMICAL COMPANY, LIMITED

By:
Name: Osamu Ishitobi
Title: Executive Vice President

[Signature Page to Omnibus Agreement (SDL)]

THE DOW CHEMICAL COMPANY

By:
	Name:	Stephen Doktycz
	Title:	Authorized Representative

[Signature Page to Omnibus Agreement (SDL)]

DOW CHEMICAL JAPAN LIMITED

By:
	Name:	Diego Donoso
	Title:	President & Representative Director

[Signature Page to Omnibus Agreement (SDL)]

STYRON S.À R.L.

By:
	Name:	Christopher Pappas
	Title:	Manager

By:
	Name:	Richard Diemer
	Title:	Manager

[Signature Page to Omnibus Agreement (SDL)]

STYRON S.À R.L.

By:
	Name:	Christopher Pappas
	Title:	Manager

By:
	Name:	Richard Diemer
	Title:	Manager

[Signature Page to Omnibus Agreement (SDL)]

STYRON HOLDING B.V.

By:
	Name:	F.J.C.M. KEMPENAARS
	Title:	DIRECTOR

[Signature Page to Omnibus Agreement (SDL)]

STYRON JAPAN Y.K.

By:
	Name:	Shinzo Kishida
	Title:	Director

[Signature Page to Omnibus Agreement (SDL)]

STYRON LLC

By:
	Name:	Christopher Pappas
	Title:	Chief Executive Officer

[Signature Page to Omnibus Agreement (SDL)]

STYRON EUROPE GMBH

By:
	Name:	Marco Levi
	Title:	Manager

[Signature Page to Omnibus Agreement (SDL)]

SUMITOMO DOW LIMITED

By:
	Name:	Hiroaki Sugimoto
	Title:	President

[Signature Page to Omnibus Agreement (SDL)]

Schedule 1(a)

Amendments to JV Agreement

1. Article III and all other references to “DKK” in the JV Agreement are hereby deleted in their entirety.

2. All references in the JV Agreement to “THE DOW CHEMICAL COMPANY” and “DOW” are hereby replaced with “STYRON HOLDING B.V.” and “STYRON”, respectively.

3. Section 1.01(7) of the JV Agreement is hereby deleted in its entirety.

4. The definition of “Subsidiary” in Section 1.01(8) of the JV Agreement is hereby deleted in its entirety and replaced by:

“Subsidiary” shall mean Styron LLC (a Delaware corporation), in the case of STYRON, and any corporation, partnership, joint venture or other legal entity of which a Party hereto or Styron LLC, in the case of STYRON (in each case, either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

5. Section 1.01(9) of the JV Agreement is hereby deleted in its entirety.

6. In clause (c) of the second sentence of Section 4.05(1) of the JV Agreement the following language is hereby deleted in its entirety:

“(i) to agree that DOW shall have the same rights and obligations under Section 14 of this Agreement, and (ii)”

7. The third sentence of Section 4.05(1) of the JV Agreement is hereby deleted in its entirety.

8. Section 4.06 of the JV Agreement is hereby deleted in its entirety.

9. Section 4.07 of the JV Agreement is hereby deleted in its entirety and replaced by:

Notwithstanding anything in this Section 4 to the contrary, either Party hereto may transfer all, but not less than all, of its shares in NEWCO to (a) its wholly-owned Subsidiary, provided that such transferring Party shall continue to retain full ownership in such Subsidiary after such transfer of shares or (b) a parent company which wholly-owns (either alone or through or together with any other subsidiary) such transferring Party.

10. The second sentence of Section 13.01 of the JV Agreement is hereby deleted in its entirety and replaced by:

NEWCO’s territory shall be Japan and the countries in East Asia and Southeast Asia located East of Mainland China and Thailand, including Mainland China, Taiwan, South Korea, Hong Kong, Macau, Thailand, Cambodia, Laos, Papua New Guinea, Vietnam, Malaysia, Singapore, Indonesia, Brunei, Philippines, Australia and New Zealand, and any other countries separately agreed upon between the Parties excluding any countries or customers that may be barred or prohibited from obtaining the Goods involved by applicable U.S. or Japanese laws or regulations, and also subject to compliance with any applicable U.S. or Japanese laws or regulations such exports then in effect. NEWCO shall not engage in any business or the sale of any product outside such territory.

11. Section 13.03 of the JV Agreement is hereby deleted in its entirety.

12. Section 14 of the JV Agreement is hereby deleted in its entirety.

13. Section 26.03 of the JV Agreement is hereby deleted in its entirety.

14. Section 26.04 of the JV Agreement is hereby deleted in its entirety.

15. The fourth sentence of Section 27.01 of the JV Agreement is hereby deleted in its entirety.

16. The third sentence of Section 27.02 of the JV Agreement is hereby deleted in its entirety.

17. In all cases where a section of the JV Agreement has been deleted in its entirety and not replaced with amended language, the text “[Deleted]” is hereby inserted in place of such deleted section so as to preserve the numbering of all sections in the JV Agreement.

JOINT VENTURE AGREEMENT

December 27, 1995

SUMITOMO CHEMICAL COMPANY, LIMITED

THE DOW CHEMICAL COMPANY

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ARTICLE IV	DISCONTINUATION OF JOINT UNDERTAKING	29

Section 24	Termination of This Agreement	29
Section 25	Fundamental Change	30
Section 26	Option Mechanism	30
Section 27	Material Breach / Bankruptcy	33
Section 28	Effect of Termination	35

ARTICLE V	GENERAL PROVISIONS	38

Section 29	Interpretation	38
29.01	Governing Law, Arbitration	38
29.02	Entire Agreement	38
29.03	Headings	39
29.04	No Agency	39
29.05	Non-waiver	39
Section 30	Term	40
Section 31	Miscellaneous	40
31.01	Assignability	40
31.02	Force Majeure	41
31.03	Notices and Other Communications	41
31.04	Additional Instruments	42
31.05	Expenses and Taxes	43
31.06	Attorneys’ Fees	43

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JOINT VENTURE AGREEMENT

THIS AGREEMENT, made and entered into as of the 27th day of December, 1995, by and between SUMITOMO CHEMICAL COMPANY, LIMITED, a Japanese corporation, having its principal office at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo, Japan (hereinafter referred to as “SUMITOMO”), and THE DOW CHEMICAL COMPANY, a corporation of the State of Delaware, United States of America, having its principal office at 2030 Dow Center, Midland, Michigan 48674, U.S.A. (hereinafter referred to as “DOW”):

WITNESSETH:

WHEREAS, SUMITOMO and DOW have been jointly managing and operating the joint venture, Sumitomo Dow Limited, under the Master Agreement For Dow-Sumitomo Collaboration dated April 22, 1988 between the Parties hereto, as amended by the Supplementary Agreement and Amendment Agreement both dated February 12, 1992 (collectively, the “Master Agreement As Amended”);

WHEREAS, SUMITOMO and DOW have reached a mutual agreement to reorganize the joint venture and have executed the “Memorandum of Understanding” dated June 21, 1995 to describe the Parties’ basic understandings on how to implement the reorganization;

WHEREAS, pursuant to such basic understandings, as of the Effective Date hereof; SUMITOMO and DOW will have reorganized the joint venture under the “Sumitomo Dow Limited Restructuring Agreement” dated December 1, 1995 between the Parties hereto (the “Restructuring Agreement”), and as a

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result of the reorganization, DOW will have divested from the A/L Company, as hereinafter defined, through the sale and transfer of fifty percent (50%) of issued and outstanding shares of common stock of A/L Company to SUMITOMO, and SUMITOMO and DOW will have formed NEWCO, as hereinafter defined, as the new joint venture of the Parties which will have acquired the PC Business, as hereinafter defined, from A/L Company;

WHEREAS, SUMITOMO and DOW desire to establish a set of the principles of jointly managing and operating NEWCO formed through the reorganization hereinabove described; and,

WHEREAS, SUMITOMO and DOW agree to maintain SUMITOMO’S equity participation in DKK, as hereinafter defined, basically in the same manner as stipulated in the Master Agreement As Amended,

NOW THEREFORE, the Parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1 Definitions

1.01	In addition to the words, terms and phrases elsewhere defined in this Agreement, the following words, terms and phrases shall have the following meanings unless the context or use clearly indicates another or different meaning or intent:

(1)	“Parties” or “Parties hereto” shall mean DOW and SUMITOMO.

(2)	“PC Business” shall mean the business related to the research, manufacture, distribution, sales and uses of PC Resin and PC Products, as hereinafter respectively defined, which business shall

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have been transferred from A/L Company to NEWCO pursuant to the PC Business Transfer Agreement between them dated December 1, 1995.

(3)	“PC Resin” shall have the same definition set forth in the Technology Agreement to be executed between DOW and NEWCO (“Technology Agreement”).

(4)	“PC Products” shall have the same definition set forth in the Technology Agreement.

(5)	“NEWCO” shall mean a Japanese legal entity to be renamed to “Sumitomo Dow Limited” as of the Effective Date, which is a joint venture of DOW and SUMITOMO formed pursuant to the Restructuring Agreement.

(6)	“A/L Company” shall mean a Japanese legal entity called “Sumitomo Dow Limited” before the Effective Date and renamed as of the same date as provided for in the Restructuring Agreement.

(7)	“DKK” shall mean Dow Kakoh Kabushiki Kaisha, a Japanese corporation having its principal office at 2-24, Higashi-Shinagawa 2-chome, Shinagawa-ku, Tokyo, Japan.

(8)	“Subsidiary” shall mean any corporation, partnership, joint venture or other legal entity of which a Party hereto (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(9)	“Foamed Polystyrene Business” shall mean

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(10)	“Effective Date” of this Agreement shall be January 1, 1996 (unless otherwise postponed by reason of legal restriction or other uncontrollable event as provided for in the Restructuring Agreement).

1.02	In this Agreement, unless the context or use clearly indicates another or different meaning or intent, words importing the singular shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender, words importing a person shall include a company or corporation or any applicable corporate body or government and words importing a natural person shall include his legal personal representative.

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ARTICLE II. SHAREHOLDERS AGREEMENT FOR NEWCO

Section 2 Mutual Cooperation and Good Standing

2.01	NEWCO shall be managed and operated as a 50:50 joint venture of DOW and SUMITOMO based on the principles of cooperation and equal partnership. Meanwhile, the Parties hereto agree that NEWCO shall maintain its own identity while preserving close and cooperative relations with both shareholders. Both Parties hereto shall cooperate fully with each other on a fair and equal basis to further the interests of NEWCO for the long term future, and agree as shareholders to ensure that NEWCO takes any and all action required to remain a company duly organized, existing and in good standing under the laws of Japan. NEWCO shall promptly inform each Party hereto of all important events or conditions which have had or might have a material effect on NEWCO’s operations, business and financial condition.

Section 3 Business Scope of NEWCO

3.01	NEWCO shall be engaged in the PC Business. Additions and changes to the business scope of NEWCO may be made from time to time by amendments to its Articles of Incorporation subject to shareholders resolutions.

Section 4 Shares of NEWCO

4.01	As of the Effective Date, the only capital stock of NEWCO shall be as follows:

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Total shares outstanding:            480,000 shares

  240,000 shares issued to SUMITOMO

  240,000 shares issued to DOW

Type of shares: Common Stock

DOW and SUMITOMO shall use their best endeavors to amend, if not so amended by the Effective Date, the Articles of Incorporation of NEWCO so that the authorized number of shares of NEWCO shall be increased in anticipation of future, additional capital injections which, once duly resolved upon mutual agreement of the Parties, shall be made simultaneously and in equal amount by the shareholders.

4.02	DOW and SUMITOMO shall each continue to own fifty percent (50%) of all the issued and outstanding shares of stock of NEWCO, unless otherwise provided for in this Agreement.

4.03	A shareholder of NEWCO shall have the pre-emptive right to subscribe to any new shares of NEWCO proposed to be issued in proportion to its then shareholding ratio and maintain such shareholding ratio at all times.

4.04	Neither shareholder of NEWCO may sell, assign, transfer, mortgage, pledge or encumber its shares or its pre-emptive right to subscribe for new shares in NEWCO to any third party without the prior written consent of the other shareholder. It is the intention of DOW and SUMITOMO that both Parties will continue the joint participation in NEWCO for the development of its business and neither Party will, until March 31, 2002, accept any offer from a third party for purchase of shares in NEWCO.

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4.05	If, after March 31, 2002 , either Party hereto receives a good faith offer from a third party, the other Party hereto shall have the right of first refusal to purchase the shares of that Party who received such an offer. The following terms shall apply thereto:

(1)	If either Party hereto receives a good faith offer, in writing, to purchase all of its shares in NEWCO from a third party, and desires to sell the same, said Party shall notify, the other in writing of the identity of such third party and all of the terms and conditions of said offer and give notice that it intends to accept the offer within ninety (90) days thereafter. Such an offer must include an offer by the buyer (a) to assume all of the proposed selling Party’s rights and obligations under Sections 6, 7 and 17 of this Agreement, (b) to enter into an agreement restricting the transfer of shares of NEWCO on terms substantially the same as in this Section 4, and (c) if the remaining shareholder is DOW, (i) to agree that DOW shall have the same rights and obligations under Section 14 of this Agreement, and (ii) to respect NEWCO’s rights under Section 28.07 of this Agreement In addition, before SUMITOMO notifies DOW of a third party offer under this paragraph, it shall advise the third party of DOW’s rights under Section 13.03 of this Agreement.

(2)	To constitute a good faith offer, such third party shall be an entity which has a good reputation, credibility, experience and financial strength and is engaged in the chemical industry; neither such third party nor proposed selling Party shall have any direct or indirect equity interest in the other, such offer shall not be connected with payment of any consideration to the third party from the proposed selling Party, and such offer shall not otherwise be the subject of any collusion that results in the offer not being an armslength offer.

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(3)	During the ninety (90) day notice period, the notified Party shall have the right to purchase the shares at a price which will give the selling Party the same or an equivalent price for its stock. If the notified Party does not respond within the notice period or notify the proposed seller that it does not intend to purchase, the proposed seller shall thereafter have ninety (90) days to close the sale to the said third party, or otherwise the above procedure must again be followed.

(4)	If the notified Party elects to purchase the shares, said transaction shall be closed as soon as possible after notice of such election is given to the proposed seller.

4.06	If the seller of shares pursuant to this Section 4 is DOW, DOW shall be free to transfer to the buyer all of its rights and obligations under Section 14 of this Agreement, and DOW shall first consult with SUMITOMO as to whether DOW may transfer its rights and obligations under Section 13 .03 of this Agreement

4.07	Notwithstanding anything in this Section 4 to the contrary, either Party hereto may transfer its shares in NEWCO to its wholly-owned Subsidiary provided that such transferring Party shall continue to retain full ownership in such Subsidiary after such transfer of shares.

Section 5 Offices of NEWCO

5.01

The head office of NEWCO shall initially be located at the current office of A/L Company at Higashi-Shimbashi, Minato-ku, Tokyo, and may later be moved upon resolution of the Board of Directors of NEWCO (and shareholders resolution, as legally required), for which

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the President and Executive Vice President of NEWCO shall prepare proposal with supporting reasons with due consideration to cost and operational efficiency.

Section 6 Directors and Statutory Auditors (Kansayaku) of NEWCO

6.01	Directors of NEWCO shall be nominated by DOW and SUMITOMO respectively and the numbers shall be equal DOW and SUMITOMO shall vote at the shareholders meeting for the election of Directors nominated by the other Party.

6.02	Tie number of total Directors of NEWCO shall be eight (8), unless otherwise agreed upon by the Parties hereto.

6.03	SUMITOMO may nominate the President of NEWCO who shall be a Representative Director, and DOW shall cause Directors nominated by it to respect such nomination of SUMITOMO. DOW may nominate the Executive Vice President of NEWCO who shall be a Representative Director, and SUMITOMO shall cause Directors nominated by it to respect such nomination of DOW. Both Parties hereto shall have the right to nominate full-time Directors.

6.04

The President and Executive Vice President shall have equal authority and shall jointly make all major business decisions with respect to NEWCO. The President and Executive Vice President will be equally involved in and responsible for day-to-day management of NEWCO working together in close cooperation with each other. The individual authority of the President and Executive Vice President to act on day-to- day matters shall be as described in the authorization policy to be

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adopted by NEWCO pursuant to Section 7.02 below. The primary areas of responsibilities of the President and Executive Vice President will be confirmed in writing by the Parties and reviewed from time to time.

6.05	In order to protect the confidentiality of the technology and business of NEWCO, all Directors of NEWCO shall conclude appropriate secrecy agreements with NEWCO.

6.06	NEWCO shall have three (3) Statutory Auditors. DOW and SUMITOMO shall each be entitled to nominate one (1) Statutory Auditor and each Party hereto shall vote at the shareholders meeting for the election of Statutory Auditor so nominated by the other Party. The third Statutory Auditor shall be nominated by either SUMITOMO or DOW on an alternate basis by one full term of office, unless waived by either Party, and the non-nominating Party shall vote for the election of such Statutory Auditor so nominated by the other Party.

Section 7 Resolutions of Board of Directors of NEWCO

7.01

Except as otherwise required by mandatory provisions of Japanese laws or as herein otherwise explicitly stated, or as hereafter otherwise specifically agreed to between DOW and SUMITOMO, resolutions of the Board of Directors of NEWCO shall be adopted by the affirmative vote of more than fifty percent (50%) of all the Directors in office, which also shall be the quorum for each meeting of the Board of Directors of NEWCO (if the total number of the Directors in office is eight (8), the presence in person of at least five (5) Directors is required in order to constitute a Board of Directors meeting, and the affirmative votings by at least five (5) Directors present in person at the meeting are

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necessary in order to adopt any resolution at the meeting). If the Board of Directors is unable to resolve any deadlocked issue, the issue shall be submitted to the shareholders for resolution.

7.02	An authorization policy for NEWCO shall be adopted upon mutual agreement of the Parties in writing, and be made effective as of the Effective Date hereof by means of a resolution of NEWCO’s Board of Directors. The authorization policy shall provide for the authority of the Board, Directors and managers of NEWCO as well as delegation of such authorities, and shall cover such matters as capital transactions, operational expenditures, purchase, sales and distribution contracts, technology transactions, financial transactions and organization and people affairs. Any amendment to the authorization policy shall be mutually agreed upon by the Parties and adopted by NEWCO’s Board only after endorsement by the Parties in writing.

Section 8 Resolutions of Shareholders Meeting of NEWCO

8.01	Shareholders of NEWCO may only exercise such powers as are expressly required under, the law to be exercised at the shareholders meeting, except as otherwise provided for in this Agreement which, as necessary, shall be reflected in the Articles of Incorporation of NEWCO.

8.02	Anything to be decided at a shareholders meeting of NEWCO shall be adopted by the majority vote of all the outstanding stock entitled to vote at any such meeting, unless the law provides for more stringent requirements or as is herein otherwise explicitly stated

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Section 9 Steering Committee

9.01	Upon mutual agreement of the Parties, a Steering Committee shall be formed to ensure effective communication and decision making among SUMITOMO, DOW and NEWCO on important business matters of NEWCO. The Steering Committee shall consist of President and Executive Vice President from NEWCO, plus a limited number of individuals appointed by and representing SUMITOMO and DOW, respectively. The Committee shall meet from time to time as the need arises, shall operate under rules established by the members and shall have the following roles (which may be modified from time to time upon mutual agreement of the Parties hereto):

(a)	Communicate the parents’ relevant business strategy and their expectations of NEWCO to NEWCO management;

(b)	Discuss and agree upon the material aspects of the proposed business strategy, capital and resource plans, annual budget and major policies of NEWCO before such proposals are submitted to NEWCO’s Board;

(c)	Review the Board meeting agenda of NEWCO; and

(d)	Take appropriate actions on any ad-hoc agenda item which the Parties deem appropriate to be handled by the Steering Committee.

9.02	In addition to the foregoing, the principles and objectives of NEWCO shall be reviewed from time to time, but at least every two (2) years, by the Steering Committee. If any divergence surfaces, the Committee will discuss and propose appropriate and timely actions to be taken to cope with such divergence.

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9.03	The Steering Committee members appointed by and representing SUMITOMO and DOW, respectively, shall each act as the focal point for their respective shareholders on important matters requiring communication and/or agreement by the Parties.

Section 10 Information and Accounting

10.01	Each Party hereto shall have reasonable access to any necessary information, including but not limited to accounting data and documents, relating to the operation of NEWCO, provided that such Party shall be obligated to keep such information, including the technical information which is acquired or used by NEWCO, strictly confidential in accordance with a Confidentiality Agreement to be executed among DOW, SUMITOMO and NEWCO.

10.02	NEWCO shall adhere to all legal requirements on accounting matters and generally accepted accounting practices in Japan, and shall maintain an accounting and cost control system and books and accounts that reflect truly and fairly the financial position and the results of NEWCO’s operation. NEWCO shall furnish the Parties with monthly financial statements (which, for DOW, shall be in Japanese Yen and U.S. Dollar in English language) and, upon request of either Party, such additional information as the requesting Party needs to receive for its own accounting purposes.

Section 11 Dividend Policy

11.01	The Parties hereto agree that the dividend policy of NEWCO shall be to declare cash dividends to the maximum extent possible consistent with

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the cash flow and cash needs of NEWCO and, subject to any legal restrictions and as may be required otherwise by sound financial management in accordance with generally accepted accounting practices, and provided that the amount of all cash dividends shall be spread over the accounting periods as evenly as practicable.

Section 12 Employees of NEWCO

12.01	NEWCO shall continue to have an optimum size and configuration of organization to efficiently conduct its business, by utilizing, among other, things, services and resources provided by the Parties hereto as set forth in Sections 15 and 16 hereof.

12.02	NEWCO shall have its own separate employees for all of its business and operations, provided that, until otherwise agreed upon by the Parties hereto, employees, except those who are on loan from either DOW or SUMITOMO as set forth in Section 12.03, shall be on loan to NEWCO from A/L Company.

12.03	Each of DOW and SUMITOMO shall have the right to have certain number of staff and managers of NEWCO on loan to NEWCO from itself (or from its Subsidiaries). Such staff and managers shall be designated by the lending Party and agreed to by the other Party and NEWCO. The positions to be held by such managers shall be agreed upon between the President and the Executive Vice President of NEWCO.

12.04	The terms of employment of such managers, staff and employees on loan to NEWCO under Sections 12.02 and 12.03 above shall be in

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accordance with the internal rules and regulations of NEWCO which shall be established to be effective as of the Effective Date hereof, and all salary and expenses with regard to such employment shall be paid by NEWCO to A/L Company, Dow or SUMITOMO, as the case may be, in accordance with such rules and regulations, except that the reimbursement by NEWCO for expenses of DOW expatriates on loan to NEWCO shall be in accordance with an expatriate service agreement between DOW and NEWCO.

12.05	In order to protect the confidentiality of technology and business of NEWCO, the Parties hereto agree to cause NEWCO to conclude appropriate confidentiality agreements with each individual enjoyed (including those who are on loan to NEWCO) by NEWCO.

Section 13 PC Business

13.01	The Parties hereto agree that NEWCO shall concentrate on improving and developing to PC Business with full support of the Parties and work in a collaborative spirit with DOW’s global PC Resin and PC Products business. NEWCO’s primary focus shall be on the Japanese domestic market, and sales to the Japanese OEM customers (“J-OEM”) in Asia as mentioned in Section 13.03 below.

13.02	The Parties hereto shall execute with NEWCO certain agreements for the business of NEWCO as described in the Restructuring Agreement including the Technology Agreement and trademark agreements between either Party hereto and NEWCO.

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13.03	NEWCO shall enter into an export sales agreement with DOW, or one or more of DOW’s designated Subsidiaries, appointing DOW and/or said Subsidiaries as the major distributor with respect to export from Japan of PC Resin and PC Products, unless DOW should elect otherwise. DOW’s primary focus as the major distributor to NEWCO shall be on the handling of non-J-OEM export business. The definition of J-OEM and DOW’s role as the “major” distributor shall be clarified in the export sales agreement. The agreement shall be renewed annually, upon approval of its terms by NEWCO’s Board. DOW shall provide the distribution services to NEWCO hereunder at a competitive margin as specified in the agreement NEWCO shall elect to use DOW export channels for sales to J-OEM in Asia, where such DOW channels are capable of benefiting NEWCO through satisfactory customer services and cost efficiency.

Other export channels may be used, where the total combined sales of NEWCO through domestic, J-OEM and DOW export channels are insufficient to ensure reasonable plant capacity utilization, or where exceptionally required for NEWCO to capture an additional, specific business opportunity. Such matter will first be discussed and agreed by the Steering Committee.

13.04

Upon request of DOW, and to the extent NEWCO will not face undue hardship thereby, NEWCO will, because of NEWCO’s expertise in the area of marketing to Japanese companies, assist DOW in obtaining acceptance, qualification and/or approval for certain of DOW’s PC Resin and PC Products by the headquarters of Japanese companies designated by DOW, for the purpose of possible sales of such products by DOW to such Japanese companies’ subsidiaries who have use for the same outside of Japan. It is expected that, upon such a request, NEWCO shall assist DOW in obtaining such acceptance, qualification and/or approval in the manner so requested by DOW, and DOW and NEWCO shall enter into a separate commission agreement Upon DOW’s obtaining such acceptance, qualification and/or approval for DOW products as a result of said assistance rendered by NEWCO (as and to be defined in such agreement), DOW shall pay NEWCO a commission of:

(1)	three percent (3%) on the sales value of DOW products that are developed and specified by NEWCO (all as determined by the criteria and definitions to be included in the agreement), or

(2)	two percent (2%) on the sales value of DOW products that are developed by DOW or its Subsidiaries and specified by NEWCO (all as determined by the criteria and definitions to be included in the agreement).

13.05

Upon request of NEWCO, and to the extent DOW will not face undue hardship thereby, DOW will, because of DOW’s expertise in the area of marketing to non-Japanese companies, assist NEWCO in obtaining acceptance, qualification and/or approval for NEWCO’s PC Resin and PC Products by the headquarters of non-Japanese companies designated by NEWCO, for the purpose of possible sales of such products by NEWCO to such non-Japanese companies who have use for the same in Japan. It is expected that, upon such a request, DOW shall assist NEWCO in obtaining such acceptance, qualification and/or approval in the manner so requested by NEWCO, and NEWCO and DOW shall enter into a separate commission agreement. Upon NEWCO’s obtaining such acceptance, qualification and/or approval for NEWCO’s products

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as a result of said assistance rendered by DOW (as and to be defined in such agreement), NEWCO shall pay DOW a commission of:

(1)	three percent (3%) on the sales value of NEWCO’s products that are developed and specified by DOW (all as determined by the criteria and definitions to be included in the agreement), or

(2)	two percent (2%) on the sales value of NEWCO’s products that are developed by NEWCO and specified by DOW (all as determined by the criteria and definitions to be included in the agreement).

13.06	In the event that DOW intends to manufacture PC Resin and/or PC Products or sell, convey, or grant licenses or any other interest in or under any Proprietary Rights as defined in the Technology Agreement for manufacture of PC Resin and/or PC Products to a third party in the Territory as defined in the Technology Agreement, DOW shall first consult with NEWCO.

Section 14 Major Raw Materials for PC Resin (Bisphenol-A and Methylene Chloride)

14.01	DOW (directly and/or through its Subsidiaries) shall continue to have the right to supply either or both of bisphenol-A and methylene chloride to NEWCO, and the terms and conditions of each such supply shall be governed by a supply agreement (“Supply Agreement”) to be concluded between NEWCO and DOW or its Subsidiary.

14.02	DOW will supply bisphenol-A to NEWCO at a fair and competitive price which shall be determined pursuant to the Supply Agreement. If

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NEWCO presents to DOW a good faith offer received from a third party, in writing, to sell bisphenol-A to NEWCO, which offer:

(1)	includes at least a two (2) year supply commitment;

(2)	includes at least 20,000 metric tons per year of product supply;

(3)	is from a reputable, major and established supplier of bisphenol-A who has no direct interest in NEWCO;

(4)	includes a firm price commitment in advance for one (1) calendar quarter, to be followed by a second price commitment for the subsequent calendar quarter (which may be modified to reflect the amount of any recognized local market change);

(5)	where both quarterly price commitments are lower than the applicable prices determined pursuant to the Supply Agreement on similar committed supply terms and conditions, in terms of quality, terms of payments and other standard contractual terms and conditions; and

(6)	shall not be connected with payment of any consideration to the third party by NEWCO or vice versa, and shall not otherwise be the subject of any collusion that results in the offer not being an armslength offer, then DOW shall notify NEWCO in writing within three (3) months after receipt of such notice of NEWCO its intention either to (i) reduce its price to the price offered by the third party for the equivalent period, assuming there is no intervening material change in circumstances which affects the validity of the third party offer, or (ii) maintain the price determination process and method under the Supply Agreement. NEWCO shall then continue purchasing from DOW, in the case of (i) above, 100% of its total requirement for bisphenol-A, or in the case of (ii) above, 50% of its total requirement. In the latter case, DOW’s right to supply 50% of NEWCO’s requirement shall continue for one (1) year after the commencement of the supply by the third party to NEWCO, which shall become effective three (3) months after DOW notified NEWCO of its intention as described above. Following the said one (1) year period, DOW shall have the option to continue supply either (i) 100% of NEWCO’s total requirement on an ongoing basis, or (ii) 50% or less of NEWCO’s total requirement as elected by DOW for a specified period, after which DOW may elect with three (3) month prior notice to terminate its supply commitment to NEWCO. In either case, the price shall be equivalent to the price offered by the third party for the same supply period, assuming there is no intervening material change in circumstances which affects the validity of the third party offer. The right of NEWCO to present to DOW a third party offer under this section may be exercised no more than once a year with an interval of at least eleven (11) months from the previous occasion. NEWCO shall not disclose DOW’s actual supply prices or price determination mechanism to any third party for any reason for an indefinite period.

14.03	In the event that DOW or any of its Subsidiaries is not in a position to supply, or arrange supply of, bisphenol-A and/or methylene chloride to NEWCO, NEWCO shall be free to procure either or both for itself at its sole discretion, until such time as the situation is remedied.

Section 15 Service Agreements

15.01	The Parties hereto and NEWCO will identify the services to be provided to NEWCO by SUMITOMO (or its Subsidiaries) or by DOW (or its Subsidiaries) as of and after the Effective Date hereof.

15.02	The Parties and NEWCO will discuss and/or review current and/or additional support services for NEWCO for its headoffice and sales office activities as well as plant operations and research activities, all with a view to the progress of NEWCO in the short term as well as long term perspective.

15.03	Each service providing party and NEWCO shall execute a service agreement containing terms and conditions of provision of services, which terms and conditions shall in no event be unfavorable to NEWCO from the viewpoint of competitiveness, cost for providing such services and benefits gained by NEWCO from such services.

Section 16 Plant Premises and Operations

16.01	SUMITOMO shall continue to make available to NEWCO premises at or nearby its Niihama plant site occupied by A/L Company for the PC Business immediately preceding the Effective Date hereof so long as SUMITOMO maintains its Niihama site operations, and shall make available to NEWCO land required by NEWCO for all future business expansions.

16.02	SUMITOMO agrees to continue to supply NEWCO utilities and auxiliary raw materials required by NEWCO for its plant operations.

16.03

The supply of utilities under this Section 16 shall continue to be made to NEWCO on SUMITOMO’s cost basis. The supply of auxiliary raw materials, in addition to the utilities, shall be competitive with generally prevailing prices and terms for provision of such services and supplies in Japan. The land lease terms shall be consistent with the then current land lease market price situation in Niihama.

16.04	NEWCO shall operate its plant in accordance with operating procedures and environmental, health and safety procedures which exist as of the Effective Date hereof and shall be updated when necessary. The procedures shall always be equivalent to the standards of either SUMITOMO or DOW, consistently applied by that Party regardless of geography, or the laws of Japan, whichever is most stringent. If compliance with such standards requires certain changes and/or capital expenditures, the Parties shall first consult with one another and shall cause NEWCO to take appropriate actions.

Section 17 Support by SUMITOMO and DOW for Future NEWCO Fund Raising

17.01	NEWCO shall be responsible for obtaining the funds necessary for its operations and shall be free to adopt any method or scheme that it deems most beneficial to raise its funds, as approved by NEWCO’s Board of Directors.

17.02

If the Board of Directors of NEWCO determines that NEWCO is unable to obtain the required funds upon terms and conditions acceptable to the Board, SUMITOMO and DOW shall assist NEWCO in the obtaining of such funds, and such assistance shall include, but not be limited to, the infusion of additional equity capital into NEWCO on an equal basis by the Parties, a joint or several guarantee of the funding or direct funding by the Parties, either directly or through their Subsidiaries, on a loan basis. Loans shall normally be made on an equal basis by the Parties, however, a loan by either Party may be made depending upon the situation such as emergency, etc. In such case, the lending Party shall receive a counter guarantee from the other Party to equalize their respective commitments.

ARTICLE III. SHAREHOLDERS AGREEMENT FOR DKK

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ARTICLE IV. DISCONTINUATION OF JOINT UNDERTAKING

Section 24 Termination of This Agreement

24.01	For the life of this Agreement, both Parties hereto shall make their best endeavor in good faith to resolve any disagreement or dispute in respect of management or operation of NEWCO through mutual consultation and discussion. Except as specifically provided in Section 25 or 27 hereof; neither Party hereto may terminate this Agreement for any reason whatsoever for a period until March 31, 2002.

24.02	After March 31, 2002, the term of this Agreement shall extend indefinitely unless and until either Party hereto notifies the other in writing of its desire to terminate this Agreement on at least twenty-seven (27) months advance notice, together with the reasons for the termination in reasonable detail. The notice may be served earliest at a time when the expiry of the twenty-seven (27) month notice period falls upon March 31, 2002. Upon serving such notice, the notifying Party shall promptly commence bona fide consultation and negotiation with the other Party to identify and agree on countermeasures which will remove or mitigate its reasons for termination. In case no mutual agreement is reached on a countermeasure despite mutual consultation in good faith between the Parties hereto by the expiry of twenty-four (24) months from the date of said notice, the notifying Party (Optionor) may serve the other Party (Optionee) three (3) months advance written notice to invoke its rights under Section 26 hereof.

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Section 25 Fundamental Change

25.01	If at any time during the life of this Agreement a fundamental change occurs in PC Resin/PC Products market or in PC Resin/PC Products technology, which has material adverse effect on NEWCO’s business and which significantly changes the interest of either Party hereto regarding its shareholding in NEWCO, the Party with changed interest may notify in writing the other Party of its changed interest in reasonable detail. Upon serving such notice, the notifying Party shall promptly commence bona fide consultation and negotiation with the other Party to identify and agree on an alternative including rearrangement of joint venture framework, with a view to removing or mitigating the adverse impact of said fundamental change. In case no written agreement is reached on a reasonable alternative despite the mutual consultation in good faith between the Parties hereto within one (1) year from said notice, the notifying Party (Optionor) may serve the other Party (Optionee) three (3) months advance written notice to invoke its rights under Section 26 hereof.

Section 26 Option Mechanism

26.01	Upon service of three (3) months advance written notice pursuant to Section 24 or 25 above, the Optionee shall have the option to purchase all shares in NEWCO which are then held by the Optionor and/or to cause all such shares to be retired for capital reduction at the fair market value determined pursuant to Section 28 hereof.

The option shall be exercisable within three (3) months following the final determination of the fair market value of the shares. The option, if

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exercised, must be exercised as to all shares of NEWCO in aggregate then held by the Optionor. Upon completion of such capital reduction and/or share transfer, as the case may be, this Agreement shall be terminated.

26.02	If the Optionee decides not to exercise the option to which it is entitled under this Section 26, or fails to exercise such option within the option period specified hereinabove, the Optionor shall thereafter for a period of three (3) months have the right to purchase all shares in NEWCO which are then held by the Optionee and/or to cause all such shares to be retired for capital reduction, at the same fair market value determined pursuant to Section 28 hereof.

Should the Optionor elect not to acquire such shares, both Optionor and Optionee shall jointly offer their shares for sale to a third party(ies). In the event no purchaser is found within six (6) months, assets of NEWCO shall be sold and its legal status shall be dissolved under the Japanese laws.

Upon completion of such capital reduction and/or share transfer, or dissolution of NEWCO, this Agreement shall be terminated.

26.03	In the event this Agreement is terminated pursuant to Section 24 or 25

[Redacted – relates to DKK]

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[Redacted – relates to DKK]

In the event this Agreement is terminated pursuant to Section 24 or 25 above, DOW (directly and/or through its Subsidiaries) shall maintain the

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following defined right to continue to supply bisphenol-A and/or methylene chloride to NEWCO.

DOW shall have the right to supply and NEWCO shall purchase bisphenol-A and/or methylene chloride in accordance with terms and conditions of then applicable Supply Agreements between DOW and NEWCO as of the date of termination of this Agreement, and SUMITOMO or NEWCO shall have the option to notify DOW of a phase down in supply of bisphenol-A and/or methylene chloride from the level of then effective supply share by DOW or its Subsidiaries in the total annual requirements by NEWCO at the time of such notification to a level equal to or higher than DOW’s equity interest in NEWCO at the time of completion of such phase down process. This phase down will advance over a three (3) year period from the date on which the applicable notification of phase down is given in practically equal to one third (1/3) parts in each one year period. The supply price shall be the price calculated pursuant to the applicable Supply Agreement. The supply right of DOW shall be personal to DOW or its Subsidiaries and shall not be assignable if DOW’s equity in NEWCO is transferred to a third party.

Section 27 Material Breach/Bankruptcy

27.01

If either Party hereto fails to perform or observe the basic principles, provision and conditions of this Agreement and such Party fails to remedy such failure or begin appropriate and timely steps to remedy such failure within ninety (90) days from the receipt of written notice from the non-breaching Party of such failure, the non-breaching Party may terminate this Agreement. Upon such termination, the breaching

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Party shall be responsible for all damages suffered by the non-breaching Party and/or the joint venture companies as a direct and immediate result of such non-preformance or non-observance and shall recompense the non-breaching Party and/or the joint venture companies for all direct and immediate losses suffered. Upon such termination, the nonbreaching Party shall have an option to buy all shares then held by the breaching Party in NEWCO and/or to cause all such shares to be retired for capital reduction at the fair market value determined pursuant to Section 28 hereof. In the event that this Agreement is terminated under this Section 27.01, the breaching Party shall not be entitled to a supply right of polystyrene or bisphenol-A and/or methylene chloride, as appropriate, under Section 26.04 hereof either itself or through others as mentioned there, or the right to notify a phase down of such supply right also under Section 26.04 hereof either itself or through the applicable joint venture company.

27.02

If either Party hereto makes an assignment for the benefit of creditors, or experiences insolvency or bankruptcy or any proceeding under the law relating to the relief of debtors, the other Party may terminate this Agreement. Upon such termination, terminating Party shall have an option to buy all shares then held by the Party in bankruptcy or insolvency in NEWCO and/or to cause all such shares to be retired for capital reduction at fair market value determined pursuant to Section 28 hereof. In the event that this Agreement is terminated under this Section 27.02, the bankrupt Party shall not be entitled to a supply right of polystyrene or bisphenol-A and/or methylene chloride, as appropriate, under Section 26.04 hereof, either itself or through others as mentioned there, or the right to notify a phase down of such supply right also under

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Section 26.04 hereof, either itself or through the applicable joint venture company.

Section 28 Effect of Termination

28.01	(1)	All rights and licenses under “Proprietary Rights” granted by a Party to the joint venture or granted by the joint venture to a Party as have been materialized into a practiced license in the sense that they have been put into commercial practice, or for which substantial preparations for commercial practice have been made by the time of termination of this Agreement shall become nonexclusive, but there shall be no further exchange of information, inclusive of improvements between such parties. Such rights and licenses shall otherwise be governed by the terms of the relevant license agreement upon payment of royalty for any license not fully paid up and observance of applicable secrecy terms.

(2)	With regard to rights and licenses under “Proprietary Rights” not qualifying for continuance as practiced licenses as described above, these rights and licenses shall continue after being negotiated on the base line terms of (i) nonexclusivity, (ii) in countries which the grantee may request including worldwide and (in) upon payment to the grantor of a reasonable royalty for a period of ten (10) years from commercialization thereof, with the overall limitation that any and all such royalty obligations shall expire fifteen (15) years from the termination of this Agreement. The term “Proprietary rights” as used in this paragraph is defined in the Technology Agreement.

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28.02	The Parties hereto shall vote for share transfer or capital reduction of the joint venture company and they shall perform any further acts, and shall execute and deliver any further documents that may be reasonably necessary to carry out the provision of this Agreement including without limitation irrevocable proxy or power of attorney, that may be required to assure the legally binding effect of the transactions contemplated hereunder and, without limiting the foregoing, the Parties hereto shall, after the termination notice is made pursuant to Sections 24, 25 or 27, cause NEWCO and/or DKK, if applicable, and its Representative Directors, Directors, Statutory Auditors and employees to take all necessary measures, including but not limited to the holding of Board of Directors’ meetings and general meetings of shareholders of the applicable joint venture company to make resolutions for such matters as may be necessary or desirable for consummation of the transactions contemplated hereunder.

28.03	Fair market value of the shares shall be determined by the Parties hereto through negotiation in good faith, but if such value cannot be agreed upon by the Parties hereto, it shall be valued and decided by a reputable independent third party to whom neither Party has a reasonable objection in accordance with the methods generally accepted for accounting and taxation in Japan. In the negotiation by the Parties, and in the valuation by an independent third party, if applicable, the appreciated value of the assets above their book values during the time of participation by the selling Party of the stock inclusive of Proprietary Rights held by the terminated joint venture, shall be fully taken into consideration in the overall context of the valuation of the terminated joint venture as an on-going concern.

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28.04	The Party withdrawing from NEWCO shall cause all the Directors and Statutory Auditors nominated by it to resign from their offices at the time of transfer of the shares pursuant to Section 26 or 27. Said Party shall also withdraw all of its staff and managers on loan to NEWCO, and all relevant agreements to which said withdrawing Party is a party, except confidentiality agreements, will be terminated at the time of transfer of shares pursuant to Section 26 or 27.

28.05	All relevant secrecy obligations between the Parties hereto and NEWCO and/or DKK, as the case may be, in effect at the time of termination of this Agreement under Sections 24, 25 or 27 hereof shall continue in effect for the full term of such secrecy obligations.

28.06	After the termination of this Agreement under Section 24, 25 or 27, all executory provisions of this Article IV at the time shall remain effective and shall be implemented accordingly. It is agreed that the provision of Section 28.01 (2) hereof shall not inure to the benefit of the breaching Party or the bankrupt Party who has triggered the termination of this Agreement under Section 27 hereof.

28.07	In any event of termination of this Agreement or otherwise which results in DOW remaining as a shareholder of NEWCO and SUMITOMO (or its wholly-owned Subsidiary) no longer remaining so, unless DOW agrees otherwise, SUMITOMO shall exercise its reasonable efforts to continue to make available to NEWCO the land, utilities, auxiliary raw materials and services necessary for the continued operation of the NEWCO’s plant in Niihama, so long as SUMITOMO maintains its Niihama site operations, for a reasonable armslength consideration.

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ARTICLE V. GENERAL PROVISIONS

Section 29 Interpretation

29.01	Governing Law, Arbitration

This Agreement and any agreement entered into pursuant to this Agreement (except to the extent provided specifically otherwise in such an agreement) shall be governed and interpreted as to all matters including validity, construction and performance, by and under the laws of Japan. All disputes concerning the construction and performance of this Agreement or agreements entered into pursuant hereto shall be exclusively and finally settled by arbitration in any location in the United States of America, or Japan, as elected by the responding Party, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, Paris, France, by three arbitrators appointed in accordance with the Rules.

29.02	Entire Agreement

This Agreement shall constitute the entire understanding of the Parties hereto and cancels and supersedes all previous agreements, understandings and negotiations between the Parties hereto relating to the participation in and operation of DKK and NEWCO. Without limiting the generality of the foregoing, the “Master Agreement As Amended” shall be superseded by this Agreement and terminated as of the Effective Date hereof. Any modification or amendment hereof shall have no effect unless in writing and signed by the duly authorized officer or representative of the Parties hereto.

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29.03	Heading

The headnotes of articles, sections and paragraphs used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation and construction of the respective articles, sections and paragraphs of this Agreement.

29.04	No Agency

Unless otherwise stated elsewhere explicitly, nothing contained in this Agreement shall be construed as creating any agency or partnership relationship between the Parties hereto. Neither Party shall have any right; power or authority to assume or to create any contractual obligation, debt or liability of any kind, express or implied, in the name of or on behalf of the other Party, or to bind the other Party in any manner whatsoever. Nothing herein shall be construed as assuming any guaranty, indemnity or any other contingent liabilities whatsoever with respect to any debt or liabilities which may be incurred by DKK or NEWCO, unless otherwise explicitly stated herein.

29.05	Non-waiver

The failure of either Party hereto to enforce at any time any of the provisions of this Agreement; or to exercise any option, election or right which is herein provided for, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party to enforce thereafter each and every such provisions and to exercise any such option, election or right. No waiver of any breach of this Agreement shall be held to be a waiver of any other breach. Nothing shall constitute, or have the effect of, a waiver, except an instrument in writing signed by a duly authorized officer or representative of the Party

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hereto against whom the waiver is sought to be enforced, which instrument expressly, and not impliedly, waives an option or options, election or elections, right or rights, under this Agreement.

Section 30 Term

30.01	Except as otherwise provided herein, this Agreement shall be and remain in full force and effect as from the Effective Date, unless the Restructuring Agreement is terminated prior to die Effective Date hereof pursuant to the provisions thereof until terminated by the mutual agreement of the Parties hereto.

Section 31 Miscellaneous

31.01	Assignability

This Agreement shall inure to the benefit of and shall be legally binding upon the Parties hereto and their respective successors and permitted assigns. Neither Party hereto shall transfer or assign its rights or obligations, in whole or in part, in or to this Agreement to any person or any other corporation, without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld if such assignment is to a wholly-owned Subsidiary and does not impact on the performance hereunder and, provided that such assignor shall continue to retain full ownership in such Subsidiary after such assignment. A transfer of shares pursuant to Sections 4.07 or 19.06 shall not be construed as an assignment of this Agreement.

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31.02	Force Majeure

Any delay or failure by either Party hereto to perform any of its obligations under this Agreement (other than to make payments of amounts due) shall not be deemed a breach of contract or default, when and to the extent that such failure is caused by force majeure or reasons beyond the reasonable control of such affected Party, including but not limited to, acts of God, fires, floods, wars, riot, sabotage, accidents, lockouts, labor strikes or dispute, any governmental laws, ordinances, rules, regulations, action or inaction, whether valid or invalid, inability to obtain transportation or energy, and any other similar contingency. The Party whose ability to perform its oblations under this Agreement is affected by force majeure shall promptly notify the other Party hereto of the existence of such delay or failure stating the cause. Such Party affected shall use all reasonable efforts to mitigate the effects of its delay or failure to perform its obligations in full, and shall carry out the obligations affected by force majeure as soon as reasonably possible after the cessation of such force majeure.

31.03	Notices and Other Communications

All notices and other communications hereunder shall be in writing and shall be personally delivered, transmitted by telefacsimile followed by a confirmation letter, or transmitted by postage prepaid registered or certified air mail with return receipt requested, as elected by the Party giving such notice, as follows:

To SUMITOMO:	Sumitomo Chemical Company, Limited
Tokyo Sumitomo Twin Bldg.
27-1, Shinkawa 2-chome
Chuo-ku, Tokyo 104, Japan

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	Attention:	Manager, Planning & Coordination Office, Petrochemicals & Plastics Sector
	Facsimile:	03-5543-5911

To DOW:	The Dow Chemical Company
c/o Dow Chemical Japan Limited
Tennoz Central Tower
2-24, Higashi-Shinagawa 2-chome
Shinagawa-ku, Tokyo 140, Japan
Attention: Legal Department
Facsimile: 03-5460-6244

Notices shall be deemed to have been given on the date of receipt if delivered personally, on the next business day after transmission if transmitted by telefacsimile, or on the tenth business day after posting if transmitted by air mail. Any Party hereto may change its address for purposes hereof by notice to the other Party hereto.

31.04	Additional Instruments

The Parties hereto agree that, from time to time hereafter, and upon request, each of them will execute, acknowledge and deliver such other instruments as may be reasonably required to accomplish the transactions contemplated in this Agreement or to otherwise carry out the terms and conditions of this Agreement.

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31.05	Expenses and Taxes

Except as otherwise provided, each of the Parties hereto shall bear all expenses and taxes incurred by or imposed on such Party in connection with this Agreement and the transactions contemplated herein.

31.06	Attorneys’ Fees

If any action or arbitration or other proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party reasonable attorneys’ fees, arbitration costs and out-of-pocket expenses incurred by such prevailing Party in connection with such action or proceeding.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers or representatives thereunto duly authorized as of the date first above written.

THE DOW CHEMICAL COMPANY	SUMITOMO CHEMICAL COMPANY LIMITED

Sukeshige Honda Attorney-in-fact	Yoshihiko Hirooka Senior Managing Director

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Schedule 1(b)

Amendments to Technology Agreement

1. Surviving Section 7.7(c) of the Technology Agreement is hereby amended to read as follows:

“(c)	affect STYRON’s licenses to SDL under Paragraph 3.1 or SDL’s licenses to STYRON under 3.2, except that, if that certain Joint Venture Agreement by and between Sumitomo Chemical Company, Limited and Styron Holding B.V., dated December 27, 1995, as may be amended from time to time (the “JV Agreement”) is terminated for any reason, the exclusive licenses granted to SDL under Paragraph 3.1 and the exclusive licenses granted to STYRON under Paragraph 3.2 become nonexclusive as provided in Section 28.01(1) of the JV Agreement.”

Schedule 1(c)

Amendments to Trademark Agreement

1. The definition of “Trademark” set forth in Schedule A of the Trademark Agreement is hereby amended to read as follows:

Trademark	Country	Reg. #	Reg. Date	Appl. #	Filing Date	Classes
CALIBRE	Australia	418111	12-Nov-1984	418111	12-Nov-1984	01 Int.
CALIBRE	Cambodia	KH011634	14-May-1999	11705	12-Mar-1999	01 Int.
CALIBRE	China	255444	10-Jul-1986	28646	07-Aug-1985	01 Int.
CALIBRE	Hong Kong	19871561	15-Nov-1984	3621	15-Nov-1984	01 Int.
CALIBRE	Indonesia	IDM000161181	17-Jan-2000	D9805382	30-Mar-1998	01 Int.
CALIBRE	Japan	2176144	31-Oct-1989	120004	16-Nov-1984	34 Int.
CALIBRE	Laos	5566	26-May-1998	6454	11-May-1998	01 Int.
CALIBRE	Malaysia	98003972	02-Apr-2008	98003972	01-Apr-1998	01 Int.
CALIBRE	New Zealand	155777	08-Jul-1987	155777	13-Nov-1984	01 Int.
CALIBRE	Papua New Guinea	A61100	17-Apr-1998	A61100	17-Apr-1998	01 Int.
CALIBRE	Singapore	T8406002J	20-Nov-1984	600284	20-Nov-1984	01 Int.
CALIBRE	South Korea	0118092	07-Oct-1985	19840017103	15-Nov-1984	01 Int.; 17 Int.
CALIBRE	Taiwan	280015	16-Apr-1995	57213	23-Nov-1984	68 Nat.
CALIBRE	Thailand	KOR22721	15-Nov-1985	143925	26-Nov-1984	17 Int.
CALIBRE	Vietnam	31520	04-Apr-1998	N980996	04-Apr-1998	01 Int.
CALIBRE IN KATAKANA CHARACTERS	Japan	2546280	30-Jun-1993	147067	28-Dec-1988	34 Int.
CALIBRE IN KATAKANA CHARACTERS	Japan	2458915	30-Sep-1992	102519	11-Sep-1987	34 Int.
MEGARAD	South Korea	0451026	15-Jul-1999	19980018438	21-Jul-1998	01 Int.
MEGARAD AND KATAKANA CHARACTERS	Japan	2284377	30-Nov-1990	71617	22-Jun-1988	01 Int.; 17 Int.
PULSE	Australia	443191	03-Apr-1986	443191	03-Apr-1986	01 Int.
PULSE	Hong Kong	19863089	12-Apr-1986	1213	12-Apr-1986	01 Int.
PULSE	Japan	2148660	23-Jun-1989	32782	31-Mar-1986	34 Int.
PULSE	New Zealand	164657	09-Mar-1989	164657	02-Apr-1986	01 Int.
PULSE	Singapore	T8601420D	08-Apr-1986	S142086	08-Apr-1986	01 Int.
PULSE	South Korea	155418	07-Jun-1988	12122	18-Jun-1987	01 Int.
PULSE	Vietnam	33533	16-Mar-2000	N983234	16-Nov-1998	01 Int.
PULSE IN KATAKANA CHARACTERS	Japan	2254581	30-Aug-1990	101236	07-Sep-1987	34 Int.

Note: Trademarks are in Roman Characters unless otherwise noted.

2. The definition of “Territory” set forth in Schedule A of the Trademark Agreement is hereby amended to read as follows:

“Japan and, subject to OWNER’s rights, the countries in East Asia and Southeast Asia located East of Mainland China and Thailand, including Mainland China, Taiwan, South Korea, Hong Kong, Macau, Thailand, Cambodia, Laos, Papua New Guinea, Vietnam, Malaysia, Singapore, Indonesia, Brunei, Philippines, Australia and New Zealand, and any other countries separately agreed upon between OWNER and USER excluding any countries or customers that may be barred or prohibited from obtaining the Goods involved by applicable U.S. or Japanese laws or regulations, and also subject to compliance with any applicable U.S. or Japanese laws or regulations such exports then in effect.”

3. The definition of “Goods” set forth in Schedule A of the Trademark Agreement is hereby amended to read as follows:

“Resins, polycarbonate resins and blends of polycarbonate resins, and polycarbonate compounds (post reactor, physically compounded mixtures of polycarbonate resins and one or more coloring agents, extenders, fillers, fibers, antioxidants, ultraviolet stabilizers, mold-release agents and/or other additives and/or other chemicals for physically or chemically modifying polycarbonate resins).”

Exhibit A

Transferred Agreements

#	Agreement	Dow Party – Before Assignment	Styron Party – After Assignment

1.	Export Sales Agreement, dated January 1, 1996, between Sumitomo Dow Limited and Dow Chemical Pacific Limited, as amended on May 1, 2002.	Dow Chemical Pacific Limited	Styron (Hong Kong) Limited

2.	Secondment Agreement, dated January 1, 2000, between Dow Chemical Nihon Kabushiki Kaisha and Sumitomo Dow Kabushiki Kaisha, as amended.	Dow Chemical Nihon Kabushiki Kaisha	Styron Japan Y.K.

3.	Technology Agreement, dated June 1, 2005, as amended, between The Dow Chemical Company and Sumitomo Dow Limited.	The Dow Chemical Company	Styron Europe GmbH (Switzerland))

4.	Sublicense and Payment Agreement, dated June 1, 2000, between The Dow Chemical Company and Sumitomo Dow Limited.	The Dow Chemical Company	Styron Europe GmbH (Switzerland))

5.	Trademark Agreement, dated March 5, 1996, as amended, between The Dow Chemical Company and Sumitomo Dow Limited.	The Dow Chemical Company	Styron Europe GmbH (Switzerland))

6.	Sublicense Agreement and Acceptance, dated April 1, 2000, between The Dow Chemical Company and Sumitomo Dow Limited.	The Dow Chemical Company	Styron Europe GmbH (Switzerland))

Note: Dow initially assigned agreements 3, 4 and 5 to Styron LLC, and Styron LLC further assigned such agreements to Styron Europe.

Exhibit B

Terminated Agreements

#	Agreement

1.	Shareholders Company Name Agreement, dated January 1, 1996, between The Dow Chemical Company and Sumitomo Chemical Company Limited.

2.	Company Name Agreement, dated January 1, 1996, between The Dow Chemical Company and Sumitomo Dow Limited.

3.	Dow Diamond Trademark Agreement, dated January 1, 1996, between The Dow Chemical Company and Sumitomo Dow Limited.

4.	Confidentiality Agreement, dated June 28, 2006, among The Dow Chemical Company, Sumitomo Dow Limited and LG Dow Polycarbonate Limited.

5.	Confidentiality Agreement, dated March 7, 2007, between Dow Chemical Japan Limited and Sumitomo Dow Limited.

6.	Supply Agreement – Bisphenol A, dated April 1, 1997, between Sumitomo Dow Limited and Dow Chemical Japan Limited.

7.	Letter Agreement, dated December 16, 2002, between The Dow Chemical Company and Sumitomo Dow Limited regarding “Joint Venture Agreement and Agreement on Tentative Arrangement under the Export Sales Agreement”.

8.	Service Agreement, dated January 1, 2006, between Dow Chemical Japan Limited and Sumitomo Dow Limited, as amended.